Exhibit 24.1

RAIT FINANCIAL TRUST

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS that the undersigned trustees and officers of RAIT FINANCIAL TRUST (“RAIT”) hereby constitute and appoint each of Scott F. Schaeffer, Jack E. Salmon and Raphael Licht as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and attorney-in-fact to sign for the undersigned and in their respective names as trustees and officers of RAIT, the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission under the Securities Act of 1933. as amended, and any necessary or appropriate amendment or supplements thereto relating to the registration of the transactions relating to and offer by RAIT to exchange certain outstanding 6.875% Convertible Senior Notes Due 2027 for common shares of beneficial interest, cash and accrued and unpaid interest on such Convertible Notes (payable in cash).

Name	Capacity With RAIT Financial Trust	Date

/S/ BETSY Z. COHEN Betsey Z. Cohen	Chairman of the Board and Trustee	October 27, 2009

/S/ SCOTT F. SCHAEFFER Scott F. Schaeffer	Chief Executive Officer and President (Principal Executive Officer)	October 27, 2009

/S/ JACK E. SALMON Jack E. Salmon	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 27, 2009

/S/ JAMES J. SEBRA James J. Sebra	Chief Accounting Officer (Principal Accounting Officer)	October 27, 2009

/S/ EDWARD S. BROWN Edward S. Brown	Trustee	October 27, 2009

/S/ DANIEL G. COHEN Daniel G. Cohen	Trustee	October 27, 2009

/S/ FRANK A. FARNESI Frank A. Farnesi	Trustee	October 27, 2009

/S/ S. KRISTIN KIM S. Kristin Kim	Trustee	October 27, 2009

/S/ ARTHUR MAKADON Arthur Makadon	Trustee	October 27, 2009

/S/ DANIEL PROMISLO Daniel Promislo	Trustee	October 27, 2009

/S/ JOHN F. QUIGLEY, III John F. Quigley, III	Trustee	October 27, 2009

/S/ MURRAY STEMPEL, III Murray Stempel, III	Trustee	October 27, 2009